Exhibit 10.166

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

[Portfolio #2]

by and between

SUNTRUST BANK,

A GEORGIA BANKING CORPORATION

and

INLAND REAL ESTATE ACQUISITIONS, INC.,

AN ILLINOIS CORPORATION

Effective Date: As of October 17, 2007

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SCHEDULES

Schedule 1	Property Schedule

Schedule 7.3(a)	Form of Deed

Schedule 7.3(b)	Form of Property Lease

Schedule 7.3(c)	Form of Master Agreement

Schedule 7.3(d)	Form of Memorandum of Lease

Schedule 7.3(e)	Form of FIRPTA Affidavit

Schedule 7.3(h)	Form of Title Affidavit

Schedule 7.3(l)	Form of Seller’s Closing Certificate

Schedule 7.4(j)	Form of Buyer’s Closing Certificate

Schedule 10.3(a)-1	Access Agreement Addendum

Schedule 10.3(a)-2	Confidentiality Agreement

Schedule X	Additional Information with Respect to Certain Properties

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EXECUTION COPY

PURCHASE AND SALE AGREEMENT

[Portfolio #2]

THIS PURCHASE AND SALE AGREEMENT [Portfolio #2] (this “Agreement”) is made to be effective as of October 17, 2007, by and between SUNTRUST BANK, a Georgia banking corporation (“Seller”), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties agree as follows:

ARTICLE 1. CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Access Agreement Addendum” means, collectively, the terms and conditions set forth in Schedule 10.3(a)-1, attached hereto and incorporated herein by this reference.

“Allocated Purchase Price” is defined in Section 3.4.

“Business Day” means any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State of Georgia. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s Reports” means the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations previously or hereafter prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” means Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer.

“Closing” means (i) with respect to the First Property Group, the First Closing, and (ii) with respect to the Second Property Group, the Second Closing.

“Closing Date” means (i) with respect to the First Property Group, the First Closing Date, and (ii) with respect to the Second Property Group, the Second Closing Date.

“Closing Documents” means all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement, including, without limitation, the documents and instruments required pursuant to the terms of Article 7.

“Confidential Materials” means any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets (other than the budget for calendar year 2007 or 2008); strategic plans for any Property or Properties; internal analyses; information regarding the marketing of any Property or Properties for sale; submissions relating to obtaining internal authorization for the sale of any Property or Properties by Seller, any direct or indirect owner of any beneficial interest in Seller or any Seller Party; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, any Seller Party or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller or any direct or indirect owner of any beneficial interest in Seller or any Seller Party which such party deems proprietary or confidential. Without limitation on the foregoing, the term “Confidential Materials” also includes all books, records and other materials generated, used or maintained by Seller or any affiliate of Seller in the conduct of its banking and other businesses, including customer records.

“Confidentiality Agreement” means that certain agreement executed by Buyer previously or contemporaneously with this Agreement, a copy of which is attached hereto as Schedule 10.3(a)-2 and incorporated herein by this reference, the terms of which shall continue and be fully applicable during the term of this Agreement and, if longer, the term therein specified.

“Consultant Reports” means, as of any relevant time, all reports and studies prepared by third parties with respect to any Property or Properties that have been made available to Buyer or any Buyer’s Representative, including all such reports and studies on the Portfolio Website, including but not limited to environmental reports, zoning letters, certificate of occupancy letters and (with respect to office buildings only) property condition reports.

“Contracts” means all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to any Property or Properties and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements) to which Seller is a party and which relate to the ownership, use or operation of any Property or Properties.

“Deed” is defined in Section 7.3.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)                                  Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)                                     any Buyer’s Representative knows of such fact or circumstance, or

(ii)           such fact or circumstance is disclosed by this Agreement, the Closing Documents executed by Seller, the Documents, any of Buyer’s Reports, or on Schedule X hereto.

(b)                                 Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)            any Buyer’s Representative has knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii)           this Agreement, the Closing Documents executed by Seller, the Documents, or any of Buyer’s Reports contains information which is inconsistent with such Seller’s Warranty.

“Deferred Property” is defined in Section 4.2(a)(iv).

“Deposit” is defined in Section 3.2.

“Deposit Reimbursement Amount” is defined in Section 8.5.

“Designated Representatives” means Douglas Sinclair and Susan Gallienne.

“Documents” means the documents and instruments applicable to any Property or Properties that any of Seller Parties has delivered or made available to any Buyer’s Representative on or prior to the Effective Date, or delivers or makes available to any Buyer’s Representative prior to the applicable Closing, or which are otherwise obtained by any Buyer’s Representative prior to the applicable Closing, including, but not limited to the Consultant Reports, the Title Commitments, the Surveys and the Title Documents, and all other documents and instruments applicable to any Property or Properties made available on the Portfolio Website.

“Due Diligence” means examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to any Property or Properties, the Documents, and other information and documents regarding any Property or Properties, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to any Property or Properties, the physical condition of any Property or Properties, and the economic status of any Property or Properties.

“Effective Date” means October 17, 2007, the effective date of this Agreement.

“Election Notice” is defined in Section 12.2.

“Environmental Requirements” is defined in Section 14.5.

“Escrow Agent” means First American Title Insurance Company, in its capacity as escrow agent.

“Escrow Deposits” is defined in Article 13.

“Excluded Items” means (i) the Personal Property, the Intangible Property, the Contracts, and the Existing Leases, if any, and (ii) without limitation on the foregoing, all trade fixtures, equipment, furniture, furnishings, supplies, records, documents, cash, coin, and other items of moveable personal property relating to the operation of Seller’s business, including, without limitation, all safe deposit boxes, modular vaults, vault doors, safes, Seller identification signage, automated teller machines (“ATM”) connected to or located within any Property or situated as freestanding structures on any Property and ATM equipment, telecommunication equipment, security systems and equipment, satellite dishes and antennas, computers, computer terminals and computer equipment, and any office equipment (whether leased or owned) located in the Improvements. “Excluded Items” shall include any of the foregoing notwithstanding that such item constitutes real property or an interest in real property under applicable State law. Notwithstanding the foregoing, “Excluded Items” does not include heating, ventilation and air conditioning systems, elevators, plumbing and plumbing fixtures, and other mechanical and electrical equipment or fixtures which are necessary for the proper functioning of a building (as opposed to equipment and fixtures which serve the business conducted in any Property, including branch banks or banking offices).

“Excluded Property” means any Property with respect to which this Agreement has been terminated or deemed terminated (i) by Buyer under Section 4.2(a)(ii)  or Section 8.2(a), or (ii) by Buyer or Seller under Section 12.1 or Section 12.2. Any Property which becomes an Excluded Property under Section 4.2(a)(ii) is subject to the terms of Section 4.2(a)(iv).

“Existing Leases” means all leases (if any) for tenants of any Property or Properties on the applicable Closing Date. Immediately upon the Closing for any Property, any such Existing Leases will become subleases under the Property Leases. Seller agrees to provide Buyer with copies of the written Existing Leases as promptly as practical following the full execution of this Agreement and Buyer’s funding of the Deposit.

“First Closing” means the closing of the Transaction with respect to the First Property Group on the First Closing Date.

“First Closing Date” means December 20, 2007, as the same may be extended pursuant to the express terms of this Agreement.

“First Deposit” is defined in Section 3.2.

“First Property Group” means, collectively, those Properties in Property Pools 1, 2, 3 and 4(1).

(1)    Prior to October 24, 2007, Seller may, at Seller’s option, elect to change the Property Pools in the First Property Group and the Second Property Group by written notice to Purchaser, provided that (i) there shall be four (4) Property Pools in the First Property Group and eight (8) Property Pools in the Second Property Group, (ii) Seller may not change the Properties in the individual Property Pools and (iii) promptly following such election, Seller and Purchaser shall enter into an amendment to this Agreement which reflects such changes in Property Groups, including (A) the revised Purchase Price for each Property Group (which shall be, for each Property Group the sum of the Allocated Purchase Prices of the Properties within such Property Group, as revised), and (B) the amount of the Second Deposit (which shall be equal to an amount that, when added to the First Deposit, will equal five percent (5.0%) of the Purchase Price for the Second Property Group, as revised.

“Florida Assignment” is defined in Section 2.1.

“Florida Expenses” is defined in Section 2.1.

“Florida Property” is defined in Section 2.1.

“Florida Subsidiary” is defined in Section 2.1.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any United States national, federal, state or local government, governmental regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulated entity.

“Hazardous Materials” is defined in Section 14.4.

“Inland Company” is defined in Section 15.1.

“Intangible Property” means, collectively, Seller’s interest in and to all of the following:

(a)                                  The Contracts; and

(b)                                 To the extent that the same are in effect as of the applicable Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of any Property or Properties, together with any tradenames, trademarks or logos relating to Seller; and

(c)                                  Any guaranties and warranties in effect with respect to any Property or Properties or the Personal Property as of the applicable Closing Date.

“Law” means any municipal, county, State or Federal statute, code, ordinance, law, rule or regulation. “Laws” means all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.

“Liabilities” means, collectively, any and all problems, conditions, losses, costs, damages, claims, causes of action, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Lien” means any lien, mortgage, pledge, security interest, claim, option, right of first offer or refusal, charge, conditional or installment sale contract, claims of third parties of any kind or other encumbrances.

“Liquidated Damages Amount” is defined in Section 11.2.

(..continued)

“Material Adverse Change” means a reduction in the rating of Seller’s long-term unsecured noncredit-enhanced debt securities to a rating of lower than Aa2 by Standard & Poor’s Corporation or to a rating lower than AA- by Moody’s Investor Services, Inc.

“Master Agreement” is defined in Article 2.

“Material Casualty” is defined in Section 12.2.

“Non-Material Casualty” is defined in Section 12.2.

“Owner’s Title Policy” means an ALTA owner’s title insurance policy for each Property (or such other comparable form of title insurance policy as is available in the State in which the applicable Property is located), in the amount of the Allocated Purchase Price for such Property.

“Permitted Exceptions”, with respect to any Property, means and includes all of the following: (a) applicable Laws including zoning and building ordinances and land use regulations, (b) any deed, easement, restriction, covenant or other matter affecting title to such Property caused or created by Seller and approved by Buyer in accordance with the terms of Section 4.2(b), (c) such state of facts as are disclosed on the Surveys, (d) the Lien of taxes and assessments not yet due and payable, (e) any exceptions caused by any Buyer’s Representative, (f) such other exceptions as are set forth in the Title Commitment for such Property, including all Title Documents, (g) the rights of the tenants under the Existing Leases, if any, (h) any matters about which Buyer knows or is deemed to know as of the Effective Date, and (i) any matters deemed to constitute additional Permitted Exceptions under Section 4.2(a) hereof. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, to the extent that any of the Permitted Exceptions are omitted by Seller in the Deed for any Property (whether through oversight of the parties or at Buyer’s request), such omission shall not give rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained in the Deed (which provisions shall survive the applicable Closing and not be merged therein).

“Permitted Inland Affiliate” is defined in Section 15.1.

“Personal Property” means, collectively, (a) all tangible personal property owned by Seller that is located on the Properties and used in the ownership, operation and maintenance of the Properties, and (b) all books, records and files of Seller relating to the Properties or the Existing Leases.

“Portfolio Website” mean, collectively, (i) that certain electronic data site and internet website (including all data and information contained therein) established for the Properties and certain other properties by STRH at www.peracon.com, Username: jinland, Password: jinland7, and (ii) the Title Company Website, in each case as it has been or may hereafter be updated from time to time.

“Properties” means, collectively, each and every Property, but excluding any Property which becomes an Excluded Property in accordance with this Agreement. (Where the context requires or permits, the term “Properties” also may mean more than one Property but not necessarily every Property, but in all cases shall be construed consistent with the intent that Seller shall sell to Buyer and lease back from Buyer, and Buyer shall purchase from Seller and lease back to Seller, each and every Property, other than any Property which becomes an Excluded Property in accordance with this Agreement). When used in connection with a Property Group, the term “Properties” means, collectively, each and every Property included in such Property Group, but excluding any Property which becomes an Excluded Property in accordance with this Agreement.

“Property” means each parcel or group of contiguous parcels of land described as a separate “Property” in the Property Schedule, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the applicable Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and together with all other rights running with such land which, under applicable State law, constitute real property or an interest in real property; provided, however, that the term “Property” shall not include any Excluded Items, whether or not such Excluded Items constitute real property or interests in real property under applicable State law; provided, further, that in the event of any condemnation or casualty that occurs after the Effective Date, the term “Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding prior to the applicable Closing.

“Property Group” means the First Property Group or the Second Property Group, as applicable.

“Property Lease” is defined in Article 2.

“Property Material Adverse Effect” is defined is Section 9.2(c).

“Property Pool” means each of the twelve (12) pools of Properties, into which the Properties are divided and which are identified by Property Pool identification number on the Property Schedule. Each such pool of Properties shall be subject to a separate and independent Master Agreement(2). The First Property Group consists of four (4) Property Pools and the Second Property Group consists of eight (8) Property Pools.

“Property Schedule” means Schedule 1 attached hereto and incorporated herein by this reference. The Property Schedule identifies each Property by Property identification number and street address, city, county and state. In addition, the Property Schedule sets out for each Property (1) the Property Pool identification number for each Property, (2) the Allocated

(2)   The Property Schedule includes a column entitled “Property Pool”. The designation of Property Pools is provided solely for administrative purposes and to determine which Master Agreement shall govern each Property and to identify the Properties within each Property Group. The inclusion of the “Property Pool” column in the Property Schedule is not intended in any way to provide for an allocation of the Deposit among the Properties in the separate pools, and there shall be no allocation of the Deposit (or any allocation of liquidated damages) among the Property Pools or the Properties for any reason, other than as expressly provided with respect to a Deferred Property, if any, in Section 4.2.(a)(iv) and with respect to any Deposit Reimbursement Amount pursuant to Section 8.5.

Purchase Price for such Property, (3) the Annual Basic Rent for each Property during the first lease year under the Property Lease for such Property, and (4) the Title Commitment number for each Property, including the current posting date of such Title Commitment as it appears on the Title Company Website. For purposes of this Agreement, the legal description of each Property shall, except as otherwise noted in the Property Schedule, be the legal description for the Property contained in the Title Commitment for such Property identified in the Property Schedule.

“Property Threshold Amount” is defined in Section 12.2.

“Purchase and Sale Agreement [Portfolio #1]” means that certain Purchase and Sale Agreement, dated as of September 27, 2007, by and between Buyer and Seller, with respect to certain other properties of Seller.

“Purchase Price” is defined in Section 3.1.

“Realization Costs” is defined in Section 12.2.

“Release” is defined is Section 10.3(b).

“Remove” with respect to any exception to title means that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Reporting Requirements” is defined in Section 15.2.

“Required Cure Exceptions” means, collectively, the following:

(a)                                  any Title Objections to the extent (and only to the extent) that the same (i)

have not been caused by any of Buyer’s Representatives, and (ii) constitute any of the following:

(A)                              Liens evidencing monetary encumbrances (other than liens for non-delinquent real estate taxes and assessments) (“Monetary Liens”) that are or have been created as a result of the intentional acts or omissions of Seller or its agents and affiliates; or

(B)                                Liens or encumbrances other than Monetary Liens created by Seller or its agents and affiliates after the Effective Date in violation of Section 4.2(b).

(b)                                 any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Section 4.2(a)(ii).

“Second Closing” means the closing of the Transaction with respect to the Second Property Group on the Second Closing Date.

“Second Closing Date” means March 28, 2008, as the same may be extended pursuant to the express terms of this Agreement.

“Second Deposit” is defined in Section 3.2.

“Second Property Group” means, collectively, those Properties in Property Pools 5, 6, 7, 8, 9, 10, 11 and 12(3).

“Seller Parties” means and includes, collectively, (a) Seller; (b) its counsel; (c) STRH; (d) any officer, director, employee, or agent of Seller, its counsel or STRH; and (e) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any of Seller’s Warranties.

“Seller’s Warranties” means Seller’s representations and warranties set forth in Section 9.2 and the Closing Documents executed by Seller, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

“State” means, with respect to each Property, the state in which the Property is located, provided that in the case of any Property located in the District of Columbia, the term “State” means the District of Columbia.

“STRH” means SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc.

“Substitute Property” is defined in Section 8.5. “Substitute Properties” means, collectively, more than one Substitute Property.

“Surveys” means those surveys of the Properties previously made available to Buyer by any Seller Party or on the Portfolio Website and any other surveys obtained for the benefit of Buyer.

“Title Commitment” means, for each Property as of any relevant time, the commitment to issue an Owner’s Title Policy with respect to such Property, a copy of which has been made available to Buyer on the Portfolio Website.

“Title Company” means First American Title Insurance Company.

(3)   See note on definition of “First Property Group”.

“Title Company Website” means the electronic data site and internet website maintained by the Title Company (including all data and information contained therein) with respect to the Properties and certain other properties, at http://eaglepro.firstam.com, Username: jinland, Password: jinland7, as it has been or may hereafter be updated from time to time.

“Title Documents” mean, for each Property as of any relevant time, all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage and any other recorded documents relating to such Property that have been made available to Buyer on the Portfolio Website.

“Title Objections” means any exceptions to title to which Buyer is entitled to object and timely objects in accordance with the terms of Section 4.2(a)(i).

“Transaction” means, collectively, the purchase and sale of the Properties, the lease of the Properties pursuant to the Property Leases and the Master Agreements, and all other transactions contemplated in this Agreement. When used with respect to a Property Group, the “Transaction” means, collectively, the purchase and sale of the Properties in such Property Group, the lease of the Properties in such Property Group pursuant to the applicable Property Leases and Master Agreements, and all other transactions contemplated in this Agreement with respect to Properties in such Property Group.

ARTICLE 2. SALE OF PROPERTY; PROPERTY LEASES; MASTER LEASE

Section 2.1 Purchase and Sale. Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Properties. Notwithstanding the immediately preceding sentence, at Seller’s election, with respect to any or all of the Properties in a Property Group or a Property Pool located in the State of Florida, Seller may convey title to such Properties free and clear of any mortgages and secured debt financing to newly-formed, wholly-owned, limited liability company subsidiaries of Seller (each a “Florida Subsidiary”) at least two (2) days prior to the applicable Closing (and, in any event, no Florida Subsidiary will receive Properties which are in separate Property Groups unless the parties agree otherwise in writing) and then assign to Buyer at such Closing all of the membership interests in the Florida Subsidiary (“Florida Assignment”). In such case, no further real property transfer of any Properties located in the State of Florida (the “Florida Properties”) by the Florida Subsidiaries shall be required. Buyer agrees to cooperate with Seller in connection with this proposed structure relating to the Properties located in the State of Florida, provided that (i) Seller shall bear any and all costs, expenses and fees in connection with such proposed structure (“Florida Expenses”), (ii) no delay in the applicable Closing shall occur as a result thereof and (iii) Buyer and Seller shall share equally in any transfer tax or document stamp savings from such proposed structure provided that such sharing will be net of all Florida Expenses incurred by Seller, with Seller providing Buyer with a credit against the Allocated Purchase Price for the Florida Properties at such Closing. In connection with this proposed structure, at each Closing, Seller shall provide, with respect to the Florida Subsidiaries, an indemnification against liabilities incurred or assumed by the Florida Subsidiaries accruing during the period prior to such Closing, in form and substance reasonably satisfactory to Buyer.

In the event that it is determined after such Closing that any transfer tax or document tax is due in connection with the Florida Assignment, Buyer and Seller shall each be responsible to pay such transfer tax or document stamp tax up to the amount of their respective savings referenced above and Seller shall be responsible for, the payment of any additional tax, interest or other penalties related thereto and Seller agrees to indemnify Buyer for any costs, expenses, claims or litigations incurred by Buyer in excess of Buyer’s share of the savings as provided above.

Section 2.2 Master Lease. Commencing on the applicable Closing Date, Buyer, as landlord, shall lease to Seller, as tenant, the Properties in the applicable Property Group pursuant to (i) a separate lease agreement for each Property in the form attached as Schedule 7.3(b) hereto (individually a “Property Lease” and, collectively, the “Property Leases”) and (ii) a separate Master Agreement Regarding Leases (each a “Master Agreement”) for each applicable Property Pool in the form attached as Schedule 7.3(c) hereto. Each Property Pool will be subject to a separate Master Agreement which Master Agreement shall be separate and independent from each other Master Agreement in respect of a different Property Pool. Each Property Lease shall have an initial term of ten (10) years, provided that if the applicable Closing Date is not the first day of a month, the first lease year of the initial term of each Property Lease shall include the partial month in which such Closing occurs and the next full twelve (12) months. Seller shall have the right to renew the term of each Property Lease for up to forty (40) additional years (i.e., a first renewal term of 10 years and 6 additional renewal terms of 5 years each). The Annual Basic Rent for the first lease year under each Property Lease shall be the amount set forth as “Annual Rent Year 1” in the Property Schedule. Annual Basic Rent under each Property Lease shall be increased by 1.5% annually during the Initial Term and each of the first three Renewal Terms. Annual Basic Rent during each Renewal Term thereafter shall be the fair market rental value of the Properties at the commencement of such Renewal Term and shall be increased by 1.5% annually during the remainder of such Renewal Term. (The terms “Annual Basic Rent,” “Initial Term” and “Renewal Term” have the same meanings in this Agreement as in the form of Property Lease attached as Schedule 7.3(a).) In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Property Leases and the Master Agreements which relate to the period from and after a Closing, the applicable Property Leases and the Master Agreements shall control, including without limitation with respect to the environmental indemnities made by Seller, as tenant, under Section 5.3 of each Property Lease.

Section 2.3 Relationship to Property Leases and Master Agreements. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall in any way reduce or limit Seller’s obligations, or release Seller in any way from any liability, or excuse Seller in any way from performance, arising from and after the applicable Closing in its capacity as tenant under the Property Leases or the Master Agreements.

ARTICLE 3. PURCHASE PRICE

In consideration of the sale of the Properties to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows:

Section 3.1 Purchase Price. The purchase price for the Properties (the “Purchase Price”) means the sum of THREE HUNDRED FIFTY SEVEN MILLION TWO HUNDRED SEVENTY EIGHT THOUSAND TWO HUNDRED NINETEEN AND 91/100 DOLLARS ($357,278,219.91). The Purchase Price for each Property Group is as follows (and any reference herein to the Purchase Price for a Property Group shall mean the amount set forth below for such Property Group):

First Property Group	$126,044,669.16

Second Property Group	$231,233,550.75

TOTAL	$357,278,219.91

Section 3.2 Earnest Money Deposits.

(a)                                       Payment of First Deposit. Within three (3) Business Days after the Effective Date and as a condition precedent to the effectiveness of this Agreement, Buyer shall make an initial earnest money deposit (the “First Deposit”) with the Escrow Agent in an amount equal to EIGHT MILLION NINE HUNDRED THIRTY ONE THOUSAND NINE HUNDRED FIFTY FIVE AND 50/100 DOLLARS ($8,931,955.50) [Note: This amount is equal to Two and one half percent (2.5%) of the Purchase Price for all Properties - i.e., both First Property Group and Second Property Group]. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the First Deposit as provided herein, then Seller shall have the right to terminate this Agreement by written notice to Buyer given at any time prior to the time Buyer makes the First Deposit, and following any such termination, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement(4).

(b)                                      Payment of Second Deposit. At the First Closing and as a requirement of such First Closing, (i) the Escrow Agent shall retain the First Deposit (which shall not be applied to the Purchase Price for the First Closing) and (ii) Buyer shall make an additional earnest money deposit (the “Second Deposit”) with the Escrow Agent in an amount equal to TWO MILLION SIX HUNDRED TWENTY NINE THOUSAND SEVEN HUNDRED TWENTY TWO AND 04/100 DOLLARS ($2,629,722.04) [Note: This amount will be sufficient to bring the aggregate of the First Deposit and the Second Deposit to Five percent (5%) of the Purchase Price for the Second Property Group]. As used herein, “Deposit” means, (i) prior to the First

(4) The Property Schedule includes columns entitled “First Deposit” and “Second Deposit”. Such columns refer to the First Deposit and Second Deposit as described herein and are provided solely at the request of Buyer as a convenience for Buyer for administrative purposes. The inclusion of such columns in the Property Schedule is not intended in any way to provide for an allocation of the Deposit among the Properties, and there shall be no allocation of the Deposit (or any allocation of liquidated damages) among the Properties for any reason, other than as expressly provided with respect to a Deferred Property, if any, in Section 4.2(a)(iv) and with respect to any Deposit Reimbursement Amount pursuant to Section 8.5.

Closing, the First Deposit, to the extent the same is deposited by Buyer in accordance with the terms of this Section 3.2, and (ii) following the First Closing, the sum of the First Deposit and the Second Deposit.

(c)                                  Application of Entire Deposit at Second Closing. Each installment of the Deposit shall be paid to Escrow Agent in immediately available funds by wire transfer. Except as expressly otherwise set forth herein, the Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of Article 13. No portion of the Deposit shall be applied to the Purchase Price for the First Property Group at the First Closing. Except as expressly otherwise set forth herein, at the Second Closing the entire Deposit (i.e. the First Deposit and the Second Deposit) shall be applied against the Purchase Price for the Second Property Group.

Section 3.3 Cash at Closing. On the Closing Date for each Property Group, Buyer shall pay to Seller through Escrow Agent an amount equal to the Purchase Price for such Property Group in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement.

Section 3.4 Allocated Purchase Price. Seller and Buyer hereby agree that (i) the Purchase Price shall be allocated between the First Property Group and the Second Property Group as set forth in Section 3.1, and (ii) the Purchase Price shall be allocated among the Properties as set forth on the Property Schedule (the portion of the Purchase Price so allocated to each Property being identified as “Sales Price” in the Property Schedule and referred to herein as the “Allocated Purchase Price” for such Property). Such allocations shall apply for federal, state, local and foreign tax purposes in accordance with applicable U.S. federal tax Laws and analogous provisions of foreign, state or local Laws. Seller and Buyer shall file all tax returns and related tax documents consistent with the allocations set forth in Section 3.1 on the Property Schedule as such allocations may be adjusted by agreement of Seller and Buyer.

Section 3.5 Independent Consideration. If Buyer is entitled to have the Deposit returned to it pursuant to any provision of this Agreement, then One Hundred Dollars ($100.00) of the Deposit shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller and Buyer acknowledge and agree that Buyer will devote internal resources and incur expenses in evaluating the Properties and Seller will devote internal resources and incur expenses in connection with this Agreement, and that such efforts and expenses of Buyer and Seller also constitute good, valuable and sufficient consideration for this Agreement.

ARTICLE 4. TITLE MATTERS

Section 4.1 Title to Real Property. Seller has made available to Buyer pursuant to the Portfolio Website copies of the Title Commitments, the Title Documents, and the Surveys for each of the Properties.

Section 4.2 Title Defects.

(a)               Buyer’s Objections to Title; Seller’s Obligations and Rights.

(i)                                          Buyer acknowledges and agrees that all of the Title Documents other than Required Cure Exceptions are Permitted Exceptions. Buyer shall have the right to object in writing to any title matters which are not Permitted Exceptions and which materially and adversely affect Buyer’s title to any Property that may first appear on any supplemental title reports or updates to the Title Commitment or Survey made available to Buyer or obtained by Buyer after the Effective Date so long as such objection is made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the applicable Closing Date).

(ii)                                       To the extent that any Title Objection does not constitute a Required Cure Exception, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any such Title Objection and Seller shall notify Buyer in writing within five (5) Business Days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the applicable Closing Date) whether Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove such Title Objections. Any Title Objection that Seller elects in writing to Remove shall be deemed a Required Cure Exception. If Seller elects not to Remove any Title Objection, then, within five (5) Business Days after Seller’s election (but, in any event, prior to the applicable Closing Date), Buyer may elect in writing either (A) to terminate this Agreement with respect to the applicable Property, in which event such Property shall be an Excluded Property and the parties shall have no further rights or obligations hereunder with respect to such Excluded Property except for obligations which expressly survive the termination of this Agreement, or (B) waive such Title Objection and proceed to the applicable Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objection and proceed to the Closing. Any Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the applicable Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(iii)                                    If this Agreement is not terminated as to a Property by Buyer in accordance with the provisions hereof, Seller shall, at the applicable Closing, Remove or cause to be Removed any Required Cure Exceptions with respect to such Property. Seller may use any portion of the Purchase Price to satisfy any Required Cure Exceptions that exist as of the applicable Closing Date, provided Seller shall cause the Title Company to Remove the same.

(iv)                                   Seller shall be entitled to a reasonable adjournment of the applicable Closing (not to exceed thirty (30) days) for the purpose of the Removal of any exceptions to title. Further, if Buyer elects to terminate this Agreement with respect to any Property pursuant to clause (A) of Section 4.2(a)(ii), then Seller may elect, within ten (10) days after receipt of such notice of termination, to adjourn the applicable Closing for up to thirty (30) days solely with respect to such Property (in such case, a “Deferred Property”) for the purpose of Removing the applicable Title Objections with respect to such Deferred

Property, in which event, the Parties shall proceed to the Closing with respect to all other Properties in such Property Group, the Allocable Deposit shall be retained by Escrow Agent as earnest money solely with respect to the Deferred Property (with the balance of the Deposit to be retained by Escrow Agent at the First Closing or applied to the Purchase Price at the Second Closing as provided herein) and, if Seller is able to Remove the applicable Title Objections with respect to the Deferred Property, then the Deferred Property shall not be an Excluded Property and the parties shall conduct a separate closing with respect to the Deferred Property. (“Allocable Deposit” means, for any Deferred Property, a portion of the Deposit equal to (i) at any time prior to the First Closing, 2.5% of the Allocated Purchase Price for such Deferred Property, and (ii) at any time after the First Closing, 5.0% of the Allocated Purchase Price for such Deferred Property.) At any time after the applicable Closing Date, to the extent the Closing with respect to a Deferred Property has been adjourned for up to thirty (30) days, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, solely in connection with any such Deferred Property during such thirty (30) days and until the time of Closing with respect to such Deferred Property, shall be no more than the greater of (i) One Hundred Thousand Dollars ($100,000) or (ii) 2.5% of the Allocated Purchase Price for such Deferred Property).

(b)                                 No New Exceptions. From and after the Effective Date, and except with respect to easements and other matters necessary for the operation of any Property, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to any Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument that is proposed by Seller.

Section 4.3 Title Insurance. If Buyer elects to obtain title insurance with respect to the Properties, Buyer shall be required to obtain such title insurance from the Title Company. If Buyer makes such election, then at each Closing, the Title Company shall issue an Owner’s Title Policy to Buyer with respect to each Property in the applicable Property Group, insuring that fee simple title each Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) such Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5. BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

Section 5.1 Buyer’s Due Diligence.

(a)                                       Access to Documents and the Properties. Commencing prior to the Effective Date and continuing to the Closing Date for each Property Group, Seller has made and will continue to make or cause to be made available to Buyer on the Portfolio Website, Consultant Reports, Title Commitments, Title Documents, Surveys and any other Documents located on the Portfolio Website with respect to the Properties in such Property Group. In addition, commencing prior to the Effective Date and continuing to the applicable Closing Date, Seller has allowed and will continue to allow Buyer’s Representatives access to the Properties upon the terms and conditions set forth in the Access Agreement Addendum. The terms and conditions of the Access Agreement Addendum, including without limitation all indemnification provisions and insurance requirements, are incorporated in this Agreement in their entirety and shall govern access to and inspection of the Properties by Buyer and Buyer’s Representatives.

(b)                                      Limit on Government Contacts. Seller shall be entitled to have a representative present when any Buyer’s Representatives has any contact with any governmental official or representative relating to the Properties. Where practical, Buyer shall provide reasonable advance notice to Seller of contact with any governmental official or representative relating to the Properties, so as to enable Seller to make a determination of whether it wishes to be present for such contact.

(c)                                       Other Inspection Obligations of Buyer. All inspections by Buyer’s Representatives shall be at Buyer’s sole expense and shall be in accordance with applicable Laws, including without limitation, Laws relating to worker safety and the proper disposal of discarded materials. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s inspections and the obligations of such parties hereunder.

(d)                                      Waiver and Release. Buyer, for itself and all of the other Buyer’s Representatives, hereby waives and releases Seller and each of Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of any Property or Properties by Buyer’s Representatives.

Section 5.2 As-Is Sale. Buyer acknowledges and agrees as follows:

(a)                                       Buyer has previously conducted, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate. Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon any further Due Diligence.

(b)                                      The Properties shall be sold, and Buyer shall accept possession of the Properties in each Property Group on the applicable Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(c)                                       Except for Seller’s Warranties, none of Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to any Property or Properties, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof), the adequacy of the design or construction of any improvements, or the results of Buyer’s Due Diligence.

(d)                                      Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Properties and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities.

(e)                                       Buyer understands that Seller, as tenant under each Property Lease, will provide Buyer, as landlord thereunder, with environmental indemnities as set forth in Section 5.3 of such Property Lease.

ARTICLE 6. ADJUSTMENTS AND PRORATIONS; CLOSING COSTS

Section 6.1 Prorations. The operating and utility expenses associated with the Properties and the real estate taxes and assessments levied against the Properties shall not be prorated at either Closing. Seller shall be responsible for the payment of such operating and utility expenses and taxes and assessments for the period prior to the applicable Closing and, as provided in each Property Lease, for the term of such Property Lease. The first monthly installment of Annual Basic Rent under each Property Lease (or a prorated portion thereof if the applicable Closing Date is not the first day of a calendar month) shall be paid by Seller to Buyer at such Closing.

Section 6.2 Transaction Taxes and Closing Costs.

(a)                                       Seller and Buyer shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(b)                                      Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

(i)                           the cost of all Surveys and Title Commitments included on the Portfolio Website, but not the costs of any updates or revisions of the Surveys and Title Commitments that Buyer may elect to obtain (provided, however, that Seller will cooperate with Buyer to require that the Surveys are updated and revised by the survey company to the extent of Seller’s negotiated agreement with such survey company, at no additional cost to Seller);

(ii)                        the costs of all Consultant Reports included on the Portfolio Website, including the certification of such Consultant Reports to Buyer in the same form as currently certified to Seller (or by means of reliance letters containing the same certification provided to Seller and otherwise reasonably acceptable to Buyer), but not any additional costs for additional reports or updates commissioned by Buyer or for any other form of certification of the Consultant Reports to Buyer;

(iii)                               transfer, documentary stamp or similar taxes, if applicable, which become payable by reason of the transfer of the Properties located in the following States: Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia (Grantor tax only) and the District of Columbia (Seller portion of DC transfer tax only);

(iv)                              the cost of all recording fees for the Deeds and documents, if any, recorded to satisfy the Required Cure Exceptions and the costs of all recording fees and, if applicable, transfer taxes for the Memoranda of Lease (provided, however, that the decision to record any Memorandum of Lease shall be at the sole and absolute discretion of Seller);

(v)                                 any advisory fees payable to STRH; and

(vi)                              one half of the escrow or closing fee, if any, which may be charged by the Escrow Agent or Title Company.

(c)                                  Buyer shall pay the fees of any counsel representing Buyer in connection with this transaction. Buyer shall also pay the following costs and expenses:

(i)                                     one half of the escrow or closing fee, if any, which may be charged by the Escrow Agent or Title Company;

(ii)                                  the premium for the Owner’s Title Policies to be issued to Buyer at such Closing, together with the cost of any premiums or additional costs attributable to endorsements or additional title insurance coverage;

(iii)                               the cost of any updates or revisions to the Surveys (other than as provided in Section 6.2(b)(i) above) or Title Commitments that Buyer may obtain;

(iv)                              all Due Diligence costs incurred by Buyer, including, without limitation, costs incurred to obtain any new environmental reports, property condition assessment reports or engineering reports or to update the Consultant Reports included on the Portfolio Website;

(v)                                 transfer, documentary stamp, deed recording or similar tax which becomes payable by reason of the transfer of the Properties located in the following jurisdictions: Tennessee, Virginia (Grantee tax only) and the District of Columbia (recordation tax);

(vi)                              any mortgage tax, documentary stamp tax, intangibles tax or similar tax which becomes payable by reason of any security instrument caused by Buyer to be recorded on any Property or Properties;

(vii)                           all costs and expenses related to or arising from any financing obtained by Buyer, including but not limited to rate lock fees, commitment fees, loan fees, attorney fees, Lender’s title insurance costs, appraisals, and other loan transaction costs;

(viii)                        costs of any consultants, advisors, brokers and other agents or independent contractors engaged by Buyer; and

(ix)                                recording fees for any and all documents to be recorded other than those set forth in Section 6.2(b)(v) hereof.

(d)                                 All costs and expenses incident to the Transaction for such Property Group and such Closing, and not specifically described above, shall be paid by the party inclining same.

(e)                                  The provisions of this Section 6.2 shall survive each Closing.

ARTICLE 7. CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

Section 7.1 Closing Date.

(a)                                  The Closing for the First Property Group shall occur on the First Closing Date, and the Closing for the Second Property Group shall occur on the Second Closing Date.

(b)                                 The parties shall endeavor to conduct each Closing as an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend such Closing. If, however, either Buyer or Seller determines in good faith that such an escrow closing is not practical for either the First Closing or the Second Closing, then Buyer and Seller shall conduct a “pre-closing” at 10:00 a.m. Eastern Time on the last Business Day prior to the applicable Closing Date at the offices of Seller’s attorney in Atlanta, Georgia with title transfer and payment of the Purchase Price to be completed on the applicable Closing Date as set forth in Section 7.2. TIME IS OF THE ESSENCE WITH RESPECT TO EACH CLOSING.

Section 7.2                                      Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the applicable Properties (and, if applicable, the membership interests in the applicable Florida Subsidiary) to Buyer at each Closing upon (i) confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below, and (ii) written acknowledgement from the Escrow Agent that Buyer has authorized the Escrow Agent to disburse, and that Escrow Agent is irrevocably and unconditionally committed to disburse, the Purchase Price to Seller. Buyer shall deliver to Escrow Agent the full amount of the applicable Purchase Price prior to 10:00 a.m. Eastern Time on the applicable Closing Date, in immediately available federal funds wire transferred to a bank account of Escrow Agent designated by Escrow Agent in writing to Buyer prior to such Closing. Provided all conditions precedent to Buyer’s obligations hereunder with respect to the applicable Property Group have been satisfied, Buyer shall deliver to Escrow Agent written instructions to immediately disburse the Purchase Price for such Property Group to Seller.

Section 7.3 Seller’s Closing Deliveries. At the Closing for each Property Group, Seller shall deliver or cause to be delivered the following with respect to the Properties in such Property Group:

(a)                                       Deed. For each Property, a special warranty deed or limited warranty deed, as applicable, in the form of Schedule 7.3(a) attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller (or with respect to the Properties located in the State of Florida, if applicable, an assignment and assumption of membership interests in the Florida Subsidiary).

(b)                                      Property Lease. For each Property, a Property Lease in the form of Schedule 7.3(b) attached hereto and incorporated herein by this reference executed and acknowledged by Seller.

(c)                                       Master Agreement. For each Property Pool, a Master Agreement in the form of Schedule 7.3(c) attached hereto and incorporated herein by this reference executed and acknowledged by Seller.

(d)                                      Memorandum of Lease. For each Property, a short form lease or memorandum of lease, as applicable, in the form set forth for the applicable State in Schedule 7.3(d) attached hereto and incorporated herein by this reference (each, a “Memorandum of Lease”), executed and acknowledged by Seller.

(e)                                       Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Schedule 7.3(e) attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(f)                                         Evidence of Authority. Documentation to establish to Escrow Agent’s reasonable satisfaction the due authorization of Seller’s sale of the Properties, lease of the Properties from Buyer under the Property Leases and the Master Agreements, and the consummation of the Transaction.

(g)                                      Legal Opinion. A legal opinion by counsel to Seller, addressed to Buyer and reasonably acceptable to Buyer in form and content, as to the legal existence and authority of Seller and the authorization, execution and delivery by Seller of the Deeds, the Property Leases, the Master Agreements and the Memoranda of Lease.

(h)                                      Other Documents. A title affidavit in the form of Schedule 7.3(h) attached hereto and incorporated herein by this reference and such other documents as may be agreed upon by Seller and Buyer to consummate the Transaction.

(i)                                          Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(j)                                          Closing Statement. Seller’s form of closing statement, setting forth the prorations and adjustments to the Purchase Price payable in connection with such Closing (the “Closing Statement”), executed by Seller.

(k)                                  Withholding Certificate. Such certificate or affidavit, if any, as is required in any State under applicable provisions of State Law, to assure Escrow Agent that State income or sales tax withholding is not required.

(1)                                  Seller’s Closing Certificate. A certificate (“Seller’s Closing Certificate”) dated as of the applicable Closing Date and duly executed by Seller, in the form of Schedule 7.3(1) hereto, stating that the representations and warranties of Seller contained in Section 9.2 of this Agreement are true and correct in all material respects as of such Closing Date (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct in explaining the state of facts giving rise to the change; and provided that Seller shall not be required to make any such certifications at the Second Closing with respect to the Properties in the First Property Group). The inclusion of any change or exception in such certificate shall not prejudice Buyer’s rights under this Agreement with respect to the subject matter of such change or exception.

(m)                                    Insurance Certificate. An insurance certificate (or certificates) issued by Seller’s insurance carrier in customary form evidencing that Seller has, as of such Closing, insurance in place with respect to each Property complying with the terms of each Property Lease (provided that, to the extent that Seller as of such Closing elects pursuant to the Property Lease with respect to any Property, to self-insure any risk for which insurance would otherwise be required under such Property Lease, Seller may as an alternative provide a certification by Seller that Seller has elected to self-insure with respect to such Property in accordance with such Property Lease).

(n)                                      Estoppels, SNDAs. If (i) Buyer is closing mortgage financing on all or any of the Properties concurrent with such Closing, and (ii) Buyer advises Seller at least ten (10) Business Days prior to such Closing of the name of the mortgage lender for each relevant Property, then Seller agrees to deliver at such Closing, with respect to each Property for which such mortgage financing is being so obtained, the following:

(i)                                     An estoppel certificate with respect to each Property Lease for such Property in the form attached as Exhibit C to the Property Lease (each a “Lease Estoppel Certificate”), executed by Seller; and

(ii)                                  A subordination, non-disturbance and attornment agreement with respect to each Property Lease for such Property in the form attached as Exhibit B to the Property Lease (each an “SNDA”) , executed by Seller.

The items to be delivered by Seller in accordance with the terms of Sections 7.3(a) through 7.3(k) shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the applicable Closing Date.

Section 7.4 Buyer’s Closing Deliveries. At the Closing for each Property Group, Buyer shall deliver or cause to be delivered the following with respect to the Properties in such Property Group:

(a)                        Purchase Price. The Purchase Price for such Property Group.

(b)                                      Property Lease. For each Property, a Property Lease, executed and acknowledged by Buyer.

(c)                                       Master Agreement. For each Property Pool, a Master Agreement, executed and acknowledged by Buyer.

(d)                                      Memorandum of Lease. For each Property, the Memorandum of Lease executed and acknowledged by Buyer.

(e)                                       Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Properties, lease of the Properties to Seller under the Property Leases and the Master Agreements, and the consummation of the Transaction.

(f)                                         Legal Opinion. A legal opinion by counsel to Buyer, addressed to Seller and reasonably acceptable to Seller in form and content, as to the legal existence and authority of Buyer and the authorization, execution and delivery of the Property Leases, the Master Agreements and Memoranda of Lease by Buyer.

(g)                                      Other Documents. Such other documents as may be agreed upon by Seller and Buyer to consummate the Transaction.

(h)                                      Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(i)                                          Closing Statement. The Closing Statement for such Property Group, executed by Buyer.

(j)                                     Buyer’s Closing Certificate. A certificate (“Buyer’s Closing Certificate”) dated as of such Closing Date and duly executed by Buyer, in the form of Schedule 7.4(j) hereto, stating that the representations and warranties of Buyer contained in Section 9.2 of this Agreement are true and correct in all material respects as of such Closing Date (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct in explaining the state of facts giving rise to the change). The inclusion of any change or exception in such certificate shall not prejudice Seller’s rights under this Agreement with respect to the subject matter of such change or exception.

(k)                                  Estoppel, SNDAs. If (i) Buyer is closing mortgage financing on all or any of the Properties concurrent with such Closing, and (ii) Buyer has requested that Seller deliver the same, then Buyer agrees to deliver at such Closing, with respect to each Property for which such mortgage financing is being so obtained, the following:

(i)                                     An SNDA for such Property, executed by Buyer.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Sections 7.4(b) through 7.4(i) shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the applicable Closing Date.

Section 7.5 Contracts, Personal Property, Intangible Property and Excluded Items. Following each Closing, Seller will be the tenant of each Property in the applicable Property Group under the applicable Property Lease and will be responsible for the operation, management and administration of each Property, including all expenses of the operation, management and administration of each Property, pursuant to the terms of the applicable Property Lease. Accordingly, Seller shall retain and reserve at each Closing, and shall not convey to Buyer, all Contracts, Existing Leases (if any), Personal Property and Intangible Property, as well as all other Excluded Items (including any Excluded Items which, under applicable State law, constitute real property or an interest in real property) related to the Properties conveyed at such Closing. This Section 7.5 shall survive each Closing.

ARTICLE 8. CONDITIONS TO CLOSING

Section 8.1 Conditions to Seller’s Obligations. Seller’s obligation to close at each Closing is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)                                            Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the applicable Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(b)                                           Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law, whether now or hereafter existing; and

(c)                                            Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to such Closing.

Section 8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a)                                  Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the applicable Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date; provided, however, that if the representation and warranty made by Seller in Section 9.2(c) or Section 9.2(d) is not true and correct in all material respects with respect to any Property on and as of such Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date, then Buyer’s sole remedy shall be to terminate this Agreement with respect to such Property by written notice delivered to Seller on or before the earlier of (i) such Closing Date or (ii) the tenth (10th) Business Day after Buyer first knows such representation or warranty is not true or correct, and upon such termination such Property shall constitute an Excluded Property for purposes of this Agreement.

(b)                                      Title Conditions Satisfied. At the time of such Closing, title to the applicable Properties shall be as provided in Article 4 of this Agreement;

(c)                                       No Material Adverse Change. No Material Adverse Change shall have occurred and be continuing; and

(d)                                      Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to such Closing.

Section 8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing on any Property, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively, with respect to such Property. In the event any of the conditions set forth in Sections 8.1 or 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, as such party may have pursuant to the terms of Article 11 hereof.

Section 8.4 Approvals Not a Condition to Buyer’s Performance. Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, (b) modification of any existing land use restriction, assignments of any service contracts, management agreements or other agreements which, (c) endorsements to the Owner’s Title Policy, (d) financing for the transaction, or (e) any other condition or contingency not expressly provided in this Agreement.

Section 8.5 Effect of Termination with respect to One or More Properties.

(a)                                  If this Agreement is terminated with respect to any Property or Properties pursuant to Section 4.2(a), Section 8.2(a), Section 12.1 or Section 12.2, then (except as otherwise provided in Section 8.5(c)):

(i)                           This Agreement shall cease to have any further force or effect with respect to the Excluded Properties;

(ii)                        This Agreement shall continue in full force and effect with respect to all Properties other than the Excluded Properties;

(iii)                     The Purchase Price shall be reduced by an amount equal to the aggregate Allocated Purchase Prices of all Excluded Properties;

(iv)                              Neither Buyer nor Seller shall have any further rights or obligations hereunder with respect to any Excluded Property other than any rights or obligations arising under any section herein which expressly provides that it shall survive the termination of this Agreement; and

(v)                       Buyer and Seller shall jointly and in writing instruct the Escrow Agent to release to Buyer the Allocable Deposit for any Excluded Property (other than for any Deferred Property or any Excluded Property which is replaced by a Substitute Property) (the amount of any Allocable Deposit released to Buyer pursuant to this Section 8.5 being called the “Deposit Reimbursement Amount”).

(b)                                 If this Agreement is terminated with respect to any Property or Properties pursuant to Section 4.2(a), Section 8.2(a), Section 12.1 or Section 12.2, then Seller may, but shall not be obligated to, propose to Buyer one or more alternative properties of a comparable nature owned by Seller to take the place of the Excluded Property or Excluded Properties, in which case Seller shall provide Buyer with such information regarding the alternative property or properties as Seller shall consider relevant, including the proposed Annual Basic Rent for such property and due diligence information reasonably available to Seller for such property. Buyer agrees to act in a commercially reasonable manner in evaluating any alternative property proposed by Seller. If Buyer and Seller agree on the terms for inclusion of any alternative property in the Properties and the Transaction, then Buyer and Seller shall enter into a written amendment to this Agreement providing the terms and conditions of such inclusion (which shall include, among other things, the Allocated Purchase Price and the Annual Basic Rent for such property) and the alternative property shall be a “Substitute Property” and shall thenceforth be treated as a “Property” for purposes of this Agreement, and the Allocated Purchase Price for such Substitute Property shall be added to the Purchase Price.

(c)                                       If the Allocated Purchase Prices of the Excluded Properties in a Property Group (after deducting from such amount the Allocated Purchase Prices of all Substitute Properties in such Property Group) exceeds 20% of the Purchase Price for such Property Group, then either Buyer or Seller shall have the right to elect to terminate this Agreement with respect to such Property Group by providing written notice to the other party within five (5) Business Days after Buyer or Seller, as applicable, has knowledge of such fact. Should such termination be made (i) with respect to the First Property Group, then, Buyer shall at the time of such termination make the Second Deposit to the Escrow Agent pursuant to Section 3.2(b), (ii) with respect to the Second Property Group, the Deposit shall be refunded to Buyer and the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. In the event neither Buyer nor Seller elects to terminate this Agreement pursuant to the preceding sentence, then Buyer and Seller shall proceed to close on all of the Properties other than the Excluded Properties. Buyer and Seller shall each make the election to terminate this Agreement within five (5) Business Days after the right to terminate arises or it will be deemed to have waived such termination right.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

Section 9.1 Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

(a)                                  Buyer’s Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing under the Laws of the State of its organization and, to the extent required by Law, each State in which a Property is located, (b) is authorized to consummate the Transaction and fulfill all of its respective obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Laws or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

(b)                                 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Laws (other than petitions filed by Buyer against debtors in proceedings in which Buyer is a creditor).

(c)                                  Patriot Act Compliance. BUYER AND ANY PERSON OR ENTITY DIRECTLY OR INDIRECTLY OWNING ANY INTEREST IN THE BUYER (OTHER THAN ANY PUBLIC SHAREHOLDER) IS NOT (I) ACTING, DIRECTLY OR INDIRECTLY FOR, OR ON BEHALF OF, ANY PERSON, GROUP, ENTITY OR NATION NAMED BY ANY EXECUTIVE ORDER (INCLUDING THE SEPTEMBER 24, 2001, EXECUTIVE ORDER BLOCKING PROPERTY AND PROHIBITING TRANSACTIONS WITH PERSONS WHO COMMIT, THREATEN TO COMMIT, OR SUPPORT TERRORISM) OR THE UNITED STATES TREASURY DEPARTMENT AS A TERRORIST, “SPECIALLY DESIGNATED NATIONAL AND BLOCKED PERSON,” OR OTHER BANNED OR BLOCKED PERSON, ENTITY, OR NATION PURSUANT TO ANY LAW THAT IS ENFORCED OR ADMINISTERED BY THE OFFICE OF FOREIGN ASSETS CONTROL, AND IS NOT ENGAGING IN THIS TRANSACTION, DIRECTLY OR INDIRECTLY, ON BEHALF OF, OR INSTIGATING OR FACILITATING THIS TRANSACTION, DIRECTLY OR INDIRECTLY, ON BEHALF OF, ANY SUCH PERSON, GROUP, ENTITY OR NATION, NOR (II) ENGAGED IN ANY DEALINGS OR TRANSACTIONS, DIRECTLY OR INDIRECTLY, IN CONTRAVENTION OF ANY UNITED STATES, INTERNATIONAL OR OTHER APPLICABLE MONEY LAUNDERING REGULATIONS OR CONVENTIONS, INCLUDING, WITHOUT LIMITATION, THE UNITED STATES BANK SECRECY ACT, THE UNITED STATES MONEY LAUNDERING CONTROL ACT OF 1986, THE UNITED STATES INTERNATIONAL MONEY LAUNDERING ABATEMENT AND ANTI-TERRORIST FINANCING ACT OF 2001, TRADING WITH THE ENEMY ACT (50 U.S.C. § 1 ET SEQ., AS AMENDED), OR ANY FOREIGN ASSET CONTROL REGULATIONS OF THE UNITED STATES TREASURY DEPARTMENT (31 CFR, SUBTITLE B, CHAPTER V, AS AMENDED) OR ANY ENABLING LEGISLATION OR EXECUTIVE ORDER RELATING

THERETO. WITHOUT LIMITATION ON ANY OTHER SURVIVAL PROVISION OF THIS AGREEMENT, THIS SECTION 9.1 (C) SHALL SURVIVE EACH CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

(d)           Acquisition for Own Account.  Buyer is acquiring the Properties for its own account for investment and not with a view to any distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof, and if in the future it should decide to dispose of any Property or Properties, it understands that it may do so only in compliance with the Securities Act, if applicable, and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder and any applicable state securities laws.

(e)           Offering.  Neither Buyer nor anyone authorized by Buyer to do so on its behalf has offered, directly or indirectly, any beneficial interest or security (as defined in Section 2(1) of the Securities Act) relating to the Properties for sale to, or has solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any person in violation of the registration provisions of the Securities Act, and neither Buyer nor anyone authorized by Buyer to do so on its behalf has taken any action which would subject any such interest to the registration requirements of Section 5 of the Securities Act, and neither Buyer nor anyone authorized by Buyer to do so on its behalf has made prior to the applicable Closing Date, directly or indirectly, any such offer, solicitation or sale in violation of such provisions of the Securities Act.

(f)            Survival.  Buyer’s representations and warranties in this Section 9.1 shall survive each Closing and not be merged therein.

Section 9.2 Seller’s Representations.  Seller represents and warrants to Buyer as follows:

(a)           Seller’s Authorization.  Seller (a) is duly organized (or formed), validly existing and in good standing under the Laws of the State of its organization and, to the extent required by Law, each State in which a Property is located, (b) is authorized to consummate the Transaction and fulfill all of its respective obligations hereunder and under all Closing Documents to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Seller have been duly authorized by all requisite corporate or other required action on the part of Seller. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in any material violation of any Law or any provision of the organizational documents of Seller or will conflict in any material way with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

(b)           Litigation.  To Seller’s knowledge, Seller has not received any written notice of any current or pending litigation against Seller which would, in the reasonable judgment of Seller, if determined adversely to Seller, cause a Material Adverse Change.

(c)           Legal Compliance.  Except as disclosed on Schedule X, to Seller’s knowledge, Seller has not received written notice from any Governmental Authority that any Property is in violation of Laws applicable to such Property that remains uncured and that, if not cured, would have a Property Material Adverse Effect with respect to such Property. “Property Material Adverse Effect” means, with respect to any fact or circumstance and any specific Property, that such fact or circumstance would individually or in the aggregate have an adverse effect on title to such Property or any portion thereof, on Seller’s ability to consummate the transaction contemplated herein, or on the value or operation of the Property for its current use, which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of two and one-half percent (2.5%) of the Allocated Purchase Price of any individual Property.

(d)           Condemnation.  Except as disclosed on Schedule X, to Seller’s knowledge, Seller has not received written notice from any Governmental Authority of, or been served with legal process with respect to, any pending condemnation proceedings relating to the Property that would have a Property Material Adverse Effect with respect to such Property.

(e)           Seller’s Financial Condition.  No petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar State or Federal Laws (other than petitions filed by Seller against debtors in proceedings in which Seller is a creditor).

Section 9.3 General Provisions.

(a)           Seller’s Warranties Deemed Modified. To the extent that Buyer knows or is deemed to know as of or prior to the Effective Date that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

(b)           Breach of Seller’s Warranties prior to Closing.

(i)         If at or prior to either Closing, any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties is untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to such Closing). If at or prior to such Closing, Seller obtains actual knowledge that any of Seller’s Warranties is untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to such Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of such Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller chooses not to so cure, then Buyer’s rights will be governed by Section 11.2 hereof.

(ii)        If any of Seller’s Warranties should prove to be untrue, inaccurate or incorrect but such Seller’s Warranties are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(c)           Survival: Limitation on Seller’s Liability.  Seller’s Warranties in Section 9.2(a) (as updated by the applicable Seller’s Closing Certificate) shall survive the applicable Closing for the applicable statutory period. Seller’s Warranties in Section 9.2(b), (c), (d) and (e) (as updated by the applicable Seller’s Closing Certificate) shall survive the applicable Closing and shall not be merged therein for a period of twelve (12) months and Seller shall only be liable to Buyer hereunder for a breach of such Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before the last day of the twelfth (12th) month after the applicable Closing Date. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.13 hereof. Notwithstanding the foregoing, however, if a Closing occurs then, with respect to the Properties conveyed at such Closing, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction or any portion thereof, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of such Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are not material.

ARTICLE 10. COVENANTS

Section 10.1 Buyer’s Covenants.  Buyer hereby covenants as follows:

(a)           Confidentiality.  Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to any Property or Properties has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause the other Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit the other Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller: (a) the terms of this Agreement, and (b) any of the information in respect of any Property or Properties delivered to or for the benefit of Buyer whether by any of Buyer’s Representatives or by any of Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representatives in connection with its Due Diligence. Buyer’s obligation under clause (a) of the immediately preceding sentence shall survive each Closing and not be merged therein. In the event either Closing does not occur or this Agreement is terminated with respect to either Property Group or both Property Groups, Buyer shall promptly return to Seller all copies of documents containing any of such information relating to the unclosed portion of the Transaction without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees, members of professional firms serving it or potential lenders, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order, and (iii) to the extent that such information is a matter of public record. The provisions of this Section 10.1(a) shall survive any termination of this Agreement.

(b)           Buyer’s Indemnity.  Buyer hereby agrees to indemnify, defend, and hold each of Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Section 10.1(a) or (b) the entry on any Property or Properties and/or the conduct of any Due Diligence by any Buyer’s Representatives at any time prior to each Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of a pre-existing environmental or physical condition at any Property. The provisions of this Section shall survive each Closing (and not be merged therein) or any earlier termination of this Agreement.

Section 10.2 Seller’s Covenants. Seller hereby covenants as follows:

(a)           Maintenance of Properties. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the Effective Date and the applicable Closing Date, Seller shall maintain and keep the applicable Properties in a manner consistent with Seller’s past practices with respect to the Properties; provided, however, that, Buyer hereby agrees that, except for breaches of this Section 10.2(a), Buyer shall accept the Properties subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to the applicable Closing (except that Seller shall comply with its obligations under the terms of each Property Lease from and after the applicable Closing Date in its capacity as the tenant under such Property Lease). Between the Effective Date and the applicable Closing Date, Seller will advise Buyer of any written notice Seller receives after the Effective Date from any governmental authority of the violation of any Laws regulating the condition or use of the Properties.

Section 10.3 Mutual Covenants.

(a)           Confidentiality; Access.

(i)            The Confidentiality Agreement and the Access Agreement Addendum are hereby incorporated in this Agreement by reference, and Seller and Buyer agree to continue to be bound by the terms of such agreements binding on such parties, respectively.

(ii)           Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities arising out of or resulting from the breach by Buyer of the terms of the Confidentiality Agreement or the Access Agreement Addendum, which indemnity shall survive each Closing (and not be merged therein) or any earlier termination of this Agreement.

(b)           Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the First Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction or any portion thereof without the prior consent of the other, except to the extent required by applicable Law, and (b) after the First Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least three (3) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” means any press release or public statement with respect to the Transaction or any portion thereof or this Agreement.

(c)           Advisors and Brokers. Seller and Buyer expressly acknowledge that STRH has acted as Seller’s advisor with respect to the Transaction and with respect to this Agreement. Seller shall pay any advisory fees due to STRH in accordance with the separate agreement between Seller and STRH. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements actually incurred) suffered or incurred by Buyer as a result of any claims by STRH or any other party claiming to have represented Seller as advisor or broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements actually incurred) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as advisor or broker in connection with the Transaction and Buyer shall be responsible for the payment of any fees, commissions or other expenses with respect to any advisor or broker, if any, engaged by or through Buyer.

(d)           Tax Protests; Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for each Property due and payable during the Tax Year in which the applicable Closing occurs and all prior Tax Years. Further, to the full extent permitted under each Property Lease, Seller shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Properties due and payable during all Tax Years subsequent to the Tax Year in which the applicable Closing occurs. All real estate and personal property tax refunds and credits received after the applicable Closing with respect to the Properties shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; and second, to Seller.

(e)           Survival. The provisions of this Section 10.3 shall survive each Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11. DEFAULT

Section 11.1 Buyer Default.  If (i) either Closing fails to occur on or before the applicable Closing Date by reason of Buyer’s breach of or default under this Agreement, or (ii) prior to the First Closing, the “Closing” (as such term is defined in the Purchase and Sale Agreement [Portfolio #1]) fails to occur on or before the “Closing Date” (as such term is defined in the Purchase and Sale Agreement [Portfolio #1]) by reason of Buyer’s breach of or default under the Purchase and Sale Agreement [Portfolio #1], and any such circumstance continues for five (5) Business Days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction. Buyer and Seller acknowledge and agree that the retention of the Deposit by Seller is not a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof. Except in connection with the indemnification obligations of Buyer hereunder and under the Closing Documents and Buyer’s payment obligations under Section 15.19, Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Buyer: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Deposit. Buyer hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Deposit (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

Section 11.2 Seller Default.  If (i) either Closing fails to occur on or before the applicable Closing Date by reason of Seller’s breach of or default under this Agreement, or (ii) prior to the First Closing, the “Closing” (as such term is defined in the Purchase and Sale Agreement [Portfolio #1]) fails to occur on or before the “Closing Date” (as such term is defined in the Purchase and Sale Agreement [Portfolio #1]) by reason of Seller’s breach of or default under the Purchase and Sale Agreement [Portfolio #1], and any such circumstance continues for five (5) Business Days after written notice from Buyer to Seller, which written notice shall detail such failure, refusal or untruth, then Buyer may elect to (a) terminate this Agreement by written notice to Seller, after which Buyer will receive a full refund of the Deposit and Seller shall promptly pay the Liquidated Damages Amount to Buyer as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction with no reduction in the Purchase Price. Seller and Buyer acknowledge and agree that Buyer’s right to collect and retain the Liquidated Damages Amount is not a penalty, it being agreed between the parties hereto that the actual damages to Buyer in the event of such failure, refusal or untruth are impractical to ascertain and the amount of the Liquidated Damages Amount is a reasonable estimate thereof. Except in connection with the indemnification obligations of Seller hereunder and under the Closing Documents and Seller’s payment obligations under Section 15.19, Buyer hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller: (A) for specific performance of this Agreement or injunctive relief of any kind, (B) for any other remedy at law or in equity, other than the Liquidated Damages Amount, or (C) to recover any damages of any nature or description other than or in excess of the Liquidated Damages Amount. Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Buyer or seek or claim a refund or reduction of the Liquidated Damages Amount (or any part thereof) on the grounds it is unreasonable in amount and exceeds Buyer’s actual damages or that its retention by Buyer constitutes a penalty and not agreed upon and reasonable liquidated damages. The term “Liquidated Damages Amount” means (i) prior to the First Closing, an amount equal to 2.5% of the aggregate Purchase Price for the First Property Group and the Second Property Group and (ii) after the First Closing, an amount equal to 2.5% of the Purchase Price for the Second Property Group, which amount may be reduced by any Deposit Reimbursement Amount pursuant to the terms of Section 8.5.

Section 11.3 Waiver of Lis Pendens. Without limitation on the foregoing provisions of this Article 11, if this Agreement terminates for any reason,

(a)           Buyer waives and releases any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any Property or Properties; and

(b)           If Buyer or any party related to or affiliated with Buyer files a notice of lis pendens or notice of pendency of action or similar notice against any Property or Properties or otherwise asserts any claim or right to the Properties or any Property that would otherwise delay or prevent Seller from having clear, indefeasible, and marketable title to the Properties or any Property, then Seller shall have all rights and remedies available at law or in equity (including, without limitation, the right to seek a temporary restraining order or injunction to protect Seller from exposure to immediate and irreparable harm resulting from such action by Buyer) with respect to such assertion by Buyer and any loss, damage or other consequence suffered by Seller as a result of such assertion.

(c)           This Section 11.3 shall survive each Closing or any termination of this Agreement.

ARTICLE 12. CONDEMNATION/CASUALTY

Section 12.1 Condemnation.

(a)           Right to Terminate. If, prior to the applicable Closing Date, all or any significant portion (as hereinafter defined) of any Property is taken by eminent domain (or is the subject of a pending taking in which Seller has been served with legal process, but which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, and, thereafter, either Buyer or Seller shall have the right to terminate this Agreement with respect to such Property by giving written notice to the other party no later than ten (10) days after Buyer’s receipt of Seller’s notice, and the applicable Closing Date shall be extended, if necessary, to provide sufficient time for each of Buyer and Seller to make such election. The failure by Buyer or Seller to so elect in writing to terminate this Agreement with respect to such Property within such ten (10) day period shall be deemed an election by such party not to terminate this Agreement with respect to such Property. For purposes hereof, a “significant portion” of a Property shall mean any interest in such Property except an interest the taking of which (i) has no material effect on the use, value or operation of such Property, and (ii) does not cause such Property to be a non-conforming use under applicable land use laws (other than a legal non-conforming use) and does not otherwise cause such Property not to comply with applicable Law.

(b)           Assignment of Proceeds. If (i) neither Buyer nor Seller elects to terminate this Agreement as aforesaid if all or any significant portion of any Property is taken, or (ii) a portion of any Property not constituting a significant portion of such Property is taken or becomes subject to a pending taking by eminent domain, then there shall be no abatement of the Purchase Price and at the applicable Closing, the parties shall enter into the Property Lease with respect to such Property with no abatement of rent on account of such taking (and Seller, as

Tenant under such Property Lease, shall undertake such repair and restoration as is required under such Property Lease following such Closing); provided, however, that, at such Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to such Closing Date as a result of such taking (less all costs and expenses, including attorneys’ fees and costs, incurred by Seller as of such Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at such Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof, except that nothing in this Section shall be deemed to require Seller to assign to Buyer or entitle Buyer to any award or payment relating to (i) Excluded Items, (ii) Seller’s business damages or the loss of Seller’s business as the result of the taking, or (iii) relocation and moving expenses, if any, and incidental out-of- pocket expenses.

Section 12.2 Destruction or Damage.

(a)           Property Threshold Amount. The “Property Threshold Amount” means, with respect to any Property, the greater of (i) 25% of the Allocated Purchase Price of such Property or (ii) $500,000.00.

(b)           Non-Material Casualty. In the event any portion of any Property is damaged or destroyed by casualty prior to the applicable Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction would cost less than the Property Threshold Amount to repair or restore (a “Non-Material Casualty”), then this Agreement shall remain in full force and effect, there shall be no reduction in the Purchase Price and Buyer shall acquire such Property upon the terms and conditions set forth herein. If the Non-Material Casualty is an insured casualty, then Seller, in its capacity as tenant under the applicable Property Lease, shall pay all costs and expenses, including attorneys’ fees and costs, incurred by Seller as of such Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the “Realization Costs”), and Seller shall retain (and, if necessary, Buyer shall at such Closing assign to Seller) all of Seller’s right, title and interest in and to all additional proceeds of insurance on account of such damage or destruction, to be applied in accordance with the terms of such Property Lease toward the restoration and repair of the Property, with any remaining proceeds to be retained by Seller (and Seller, as Tenant under such Property Lease, shall undertake such repair and restoration as is required under such Property Lease). If the Non-Material Casualty is an uninsured casualty, then Seller, in its capacity as tenant under such Property Lease, shall pay for the restoration and repair of the Property in accordance with the terms of such Property Lease. In no event will there be a reduction in the Purchase Price as a result of a Non-Material Casualty.

(c)           Casualty in Excess of Property Threshold Amount. In the event any Property is damaged or destroyed prior to the applicable Closing Date by a casualty and would cost more than the Property Threshold Amount to repair or restore, (a “Material Casualty”), then, notwithstanding anything to the contrary set forth above in this Section, Buyer or Seller shall have the right, at its option, to terminate this Agreement with respect to such Property. Buyer or Seller shall have thirty (30) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to the other party of a written election notice (the “Election Notice”), and such Closing Date shall be extended, if necessary, to provide sufficient time for each of Buyer and Seller to make such election. The failure by Buyer to deliver the Election Notice within such thirty (30) day period shall be deemed an election not to terminate this Agreement with respect to such Property. In the event neither Buyer nor Seller elects to terminate this Agreement with respect to such Property as set forth above, then this Agreement shall remain in full force and effect, there shall be no reduction in the Purchase Price, and Buyer shall acquire such Property upon the terms and conditions set forth herein, and

(i)            If the Material Casualty is an insured casualty, then Seller, in its capacity as tenant under the applicable Property Lease, shall pay all Realization Costs, and Seller shall retain (and, if necessary, Buyer shall at such Closing assign to Seller) all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction, to be applied toward the restoration and repair of the Property in accordance with the terms of such Property Lease, with any remaining proceeds to be retained by Seller; and

(ii)           If the Material Casualty is an uninsured casualty, then Seller, in its capacity as tenant under the applicable Property Lease, shall pay for the restoration and repair of the Property in accordance with the terms of such Property Lease.

(d)           If there is a dispute as to whether the cost to repair or restore any damage or destruction to a Property would exceed the Property Threshold Amount, then such determination shall be made by a contractor or engineer acceptable to Seller and Buyer.

Section 12.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Properties in each Property Group (or substantially similar insurance coverage) through the applicable Closing Date.

Section 12.4 Excluded Property. At such time as either Buyer or Seller makes a timely election pursuant to Section 12.1 or Section 12.2, to terminate this Agreement with respect to any Property, such Property shall constitute an Excluded Property for purposes of this Agreement.

Section 12.5 Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13. ESCROW PROVISIONS

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

Section 13.1 The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

Section 13.2 If the Second Closing occurs, the Escrow Agent shall deliver the Escrow Deposit to, or upon the instructions of, Seller on the Second Closing Date.

Section 13.3 If for any reason either Closing does not occur on the applicable Closing Date, either Seller or Buyer may deliver written notice to Escrow Agent and the other party stating that the this Agreement has terminated and that such party is entitled to disbursement of the Earnest Money pursuant to the this Agreement. The receiving party shall have ten (10) business days after receipt of such notice to object to such claim by notifying the requesting party and the Escrow Agent in writing of such objection. If no such notice of objection is received by the Escrow Agent within the time period specified above and the Escrow Agent received the evidence that the receiving party has received the aforesaid notice from the requesting party, the Escrow Agent shall disburse funds equal to the amount specified in the requesting party’s notice promptly after the expiration of the ten (10) business day period. If a notice of objection is received by the Escrow Agent, the Escrow Agent shall take no action until it shall have received (i) written instructions signed by the Seller and the Buyer or (ii) a decision by a court of competent jurisdiction directing the Escrow Agent to take certain action.

Section 13.4 The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

Section 13.5 Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is as set forth adjacent to Buyer’s signature on the signature page to this Agreement.

Section 13.6 The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

The provisions of this Article 13 shall survive each Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 14. DISCLAIMERS AND WAIVERS

Section 14.1 NO RELIANCE ON DOCUMENTS. EXCEPT AS EXPRESSLY STATED HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR

INFORMATION DELIVERED BY SELLER OR ANY SELLER PARTY TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. BUYER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. NEITHER SELLER, NOR ANY AFFILIATE OF SELLER, NOR THE PERSON OR ENTITY WHICH PREPARED ANY REPORT OR REPORTS DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS.

Section 14.2 AS-IS SALE; DISCLAIMERS. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING, HAS NOT AT ANY TIME MADE, AND SPECIFICALLY NEGATES AND DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPERTY OR PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO FITNESS FOR A PARTICULAR PURPOSE. BUYER ACKNOWLEDGES AND AGREES THAT UPON EACH CLOSING SELLER SHALL CONVEY TO BUYER AND BUYER SHALL ACCEPT EACH APPLICABLE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE PROPERTY LEASES, THE MASTER AGREEMENTS OR IN ANY OTHER DOCUMENT EXECUTED BY SELLER AND DELIVERED TO BUYER AT SUCH CLOSING. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY PROPERTY OR PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES) MADE OR FURNISHED BY SELLER, ANY SELLER PARTY, OR ANY ADVISOR, REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT IT HAS CONDUCTED, OR WILL CONDUCT PRIOR TO EACH CLOSING, SUCH INVESTIGATIONS OF THE APPLICABLE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH

RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON EACH CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND EXCEPT WITH RESPECT TO MATTERS WHICH BY THE EXPRESS TERMS OF THIS AGREEMENT SURVIVE SUCH CLOSING OR TO THE EXTENT SEPARATELY ADDRESSED IN THE APPLICABLE PROPERTY LEASE, BUYER, UPON SUCH CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, ENVIRONMENTAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER FACTS, OMISSIONS, EVENTS CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES.

SECTION 14.3 RELEASE FROM LIABILITY. BUYER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO INSPECT AND/OR INVESTIGATE THE PROPERTIES PRIOR TO THE APPLICABLE CLOSING, AND DURING SUCH PERIOD, OBSERVE THE PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS OF THE PROPERTIES AND THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AND STUDY ON AND OF THE PROPERTIES AND ADJACENT AREAS AS BUYER DEEMS NECESSARY, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR SEPARATELY ADDRESSED IN THE PROPERTY LEASES, BUYER HEREBY FOREVER RELEASES AND DISCHARGES SELLER FROM ALL RESPONSIBILITY AND LIABILITY (INCLUDING ALL REGULATORY, CIVIL AND COMMON LAW LIABILITIES AND THIRD PARTY CLAIMS) ARISING AFTER SUCH CLOSING, WHETHER KNOWN OR UNKNOWN, RELATING TO THE PHYSICAL, ENVIRONMENTAL CONDITION OF THE PROPERTIES OR LEGAL COMPLIANCE STATUS OF THE PROPERTIES AND LIABILITIES UNDER ENVIRONMENTAL PROTECTION, POLLUTION, HUMAN HEALTH AND SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING CERCLA, REGARDING THE CONDITION, VALUATION, SALABILITY OR UTILITY OF THE PROPERTIES, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, WITH RESPECT TO THE PRESENCE IN THE SOIL, AIR, STRUCTURES AND SURFACE AND SUBSURFACE WATERS OF HAZARDOUS MATERIALS). AS BETWEEN SELLER AND BUYER, AND

EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS OF THIS AGREEMENT OR AS SEPARATELY ADDRESSED IN THE PROPERTY LEASES, BUYER FURTHER HEREBY ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTIES AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION. BUYER FURTHER HEREBY WAIVES WITH RESPECT TO SELLER AND ITS AFFILIATES (AND BY CLOSING THE TRANSACTIONS CONTEMPLATED HEREUNDER WILL BE DEEMED TO HAVE WANED) ANY AND ALL OBJECTIONS AND COMPLAINTS (INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE AND LOCAL STATUTORY AND COMMON LAW BASED ACTIONS, AND ANY PRIVATE RIGHT OF ACTION UNDER ANY FEDERAL, STATE OR LOCAL LAWS, REGULATIONS OR GUIDELINES TO WHICH ANY PROPERTY OR PROPERTIES ARE OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CERCLA), WHETHER KNOWN OR UNKNOWN, CONCERNING THE PHYSICAL CHARACTERISTICS AND ANY EXISTING CONDITIONS OF ANY PROPERTY OR PROPERTIES. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR AS SEPARATELY ADDRESSED IN THE PROPERTY LEASES, BUYER HEREBY FOREVER RELEASES AND DISCHARGES SELLER AND ITS AFFILIATES FROM ALL RESPONSIBILITY AND LIABILITY (INCLUDING ALL REGULATORY, CIVIL AND COMMON LAW LIABILITIES AND THIRD PARTY CLAIMS) ARISING BEFORE OR AFTER THE APPLICABLE CLOSING, WHETHER KNOWN OR UNKNOWN, RELATING TO ANY PROPERTY OR PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE LEGAL COMPLIANCE STATUS OF SELLER OR ANY CONTINUING OR SUCCESSOR LIABILITY OF SELLER.

Section 14.4 Hazardous Materials. “Hazardous Materials” means any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et. seq. (“CERCLA”), or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in RCRA, or regulations promulgated under the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.) (“RCRA”); (iii) any substance regulated by the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) lead; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic or wastes, pollutants or contaminants under Environmental Requirements or the common law, or any other applicable Laws relating to any Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on any Property, (a) requires reporting, investigation or remediation under Environmental Requirements; (b) causes or threatens to cause a nuisance on any Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on any Property or adjacent property; or (c) which, if it emanated or migrated from any Property, could constitute a trespass.

Section 14.5 Environmental Requirements. “Environmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, directives, agency guidances and decrees now or hereafter enacted, promulgated, or amended, or issued by any agency of the United States, the States, the counties, the cities or any other political subdivisions in which any Property or Properties are located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Seller or other owner of any Property, or the use of any Property, relating to pollution, the protection or regulation of human health and safety, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

Section 14.6 ACKNOWLEDGMENT. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT WITH BUYER WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH ABOVE.

Section 14.7 SURVIVAL OF DISCLAIMERS. THE PROVISIONS OF THIS ARTICLE 14 SHALL SURVIVE EACH CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

ARTICLE 15. MISCELLANEOUS

Section 15.1 Buyer’s Assignment.

(a)           Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Buyer shall constitute an assignment of this Agreement; provided, however, that the foregoing shall not be construed to prohibit the transfer of stock in a publicly traded company.

(b)           Notwithstanding the terms of paragraph (a), Buyer shall have the right to assign this Agreement with respect to a Property Group at the applicable Closing to a Permitted Inland Affiliate without Seller’s consent so long as Buyer complies with the terms of paragraphs (c) and (d) hereinbelow. For purposes hereof, the term “Permitted Inland Affiliate” means any one of The Inland Real Estate Group, Inc., Inland Real Estate Investment Corporation, Inland Western Retail Real Estate Trust, Inc., Inland American Real Estate Trust, Inc., or Inland Real Estate Corporation (each, an “Inland Company”) or any directly or indirectly wholly owned subsidiary of an Inland Company which (i) is solvent at the time of assignment and at the time of the applicable Closing, (ii) is not rendered insolvent by such assignment, and (iii) has sufficient assets to consummate the transaction contemplated herein. In addition, Seller agrees that it will not unreasonably withhold its consent to an assignment of this Agreement with respect to a Property Group at the applicable Closing to an entity which is a real estate investment fund sponsored by, or whose assets are managed and controlled by, an Inland

Company. So long as Buyer complies with the terms of paragraphs (c) and (d) hereinbelow and the assignee satisfies the requirements of clauses (i) through (iii) above.

(c)           In the event Buyer intends to assign its rights hereunder:

(i)            Buyer shall send Seller written notice of its request at least ten (10) Business Days prior to the applicable Closing Date, which notice shall include the legal name and structure of the proposed assignee and evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s assignee, its qualification (if necessary) to do business in the jurisdictions in which the Properties are located and of the authority of Buyer’s assignee to execute and deliver any and all documents required of Buyer under the terms of this Agreement; and

(ii)           Buyer shall provide Seller any other information that Seller may reasonably request with respect to the proposed assignee; and

(iii)          Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement pursuant to which Buyer’s obligations hereunder are expressly assumed by such assignee.

(d)           Notwithstanding any provision in this Agreement to the contrary:

(i)            Any permitted assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive either Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, including, but not limited to, those set forth in Article 5, Article 9 and Article 10 and Article 14 hereof, all of which will be binding upon any assignee of Buyer.

(ii)           No transfer by Buyer of any interest in this Agreement and no transfers of direct or indirect interests in Buyer shall be permitted if the same would cause the representations and warranties made in Section 9.1(c) to be untrue, inaccurate or incomplete and Buyer covenants to cooperate with Seller’s requests to provide documentation reasonably necessary or desirable for Seller to verify that such representations and warranties are true, accurate and complete at all times prior to the applicable Closing. If Buyer fails to provide the requested documentation to Seller at least ten (10) Business Days prior to the applicable Closing Date, then any such assignment or transfer shall be null and void.

(e)           Buyer contemplates dividing the Properties into no more than eight portfolios, each portfolio to be purchased by Buyer or a Permitted Inland Affiliate. To accommodate Buyer, Seller agrees that Buyer may elect to make up to but no more than eight (8) partial assignments of this Agreement (each to occur at the applicable Closing) with each such partial assignment being to a Permitted Inland Affiliate designated by Buyer, and with each such partial assignment being limited to a separate portfolio of Properties, provided, however, (i) Buyer shall not thereby be released or relieved of any of Buyer’s obligations in this Agreement,

(ii) Seller’s liability under this Agreement (in the aggregate or with respect to any Property) shall not be increased in any respect, either before or after either Closing, (iii) at all times up to and through the applicable Closing, Seller shall be entitled to deal exclusively with, and to rely exclusively on, the Buyer named on the first page of this Agreement, and (iv) each such partial assignment and each assignee shall satisfy all other requirements of this Section 15.1. In no event shall Buyer assign this Agreement in whole or in part with respect to a Property Group prior to the applicable Closing, and any partial assignment by Buyer at the applicable Closing shall be made pursuant to an assignment and assumption agreement approved by Seller, such approval not to be unreasonably withheld or delayed.

Section 15.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)          Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)         Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)          Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 58-0466330.

(d)         Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which the Second Closing occurs.

Section 15.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive a Closing, (a) none of the terms of this Agreement shall survive either Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents with respect to any Property and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed with respect to such Property.

Section 15.4 Integration; Waiver. This Agreement, together with the Schedules hereto (including the Access Agreement Addendum and the Confidentiality Agreement), embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

(a)           Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Georgia.

Section 15.5 Captions Not Binding; Schedules. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Schedules attached hereto shall be incorporated by reference as if set out herein in full.

Section 15.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 15.7 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 15.8 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) Business Days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road, Oak Brook, IL 60523

Attention: G. Joseph Cosenza

Telephone: 630-218-4948

Telecopy #:630-218-4935

E-Mail Address: joe@inlandgroup.com

COPY TO:

Inland Real Estate Group, Inc.

2901 Butterfield Road, Oak Brook, IL 60523

Attention: Gary Pechter, Esq.

Telephone #:630-645-2084

Telecopy #:630-218-4900

E-Mail Address: gpechter@inlandgroup.com

IF TO SELLER:

SunTrust Bank

Corporate Real Estate Department

303 Peachtree Center Avenue, 6th Floor

Suite 670

Atlanta, Georgia 30303

Attention: Douglas K. Sinclair

Telephone #: 404-827-6600

Telecopy #: 404-827-6572

Email: doug.sinclair@suntrust.com

with a copy to:

SunTrust Banks, Inc.

919 East Main Street

14th Floor (Mail Code HDQ 8814)

Richmond, VA 23219

Attention: David W. Hagy

Telephone #: 804-782-5035

Telecopy #: 804-782-5889

Email: david.hagy@suntrust.com

COPY TO:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Attention: David G. Williams/Dan L. Heller

Telephone #: (404) 572-4600

Telecopy #: (404) 572-5131

E-Mail Address: dwilliams@kslaw.com/dheller@kslaw.com

Section 15.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

Section 15.10 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against any Property or Properties in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

Section 15.11 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

Section 15.12 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification hereof or any of the Closing Documents.

Section 15.13 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, but subject to Section 2.3, the maximum aggregate liability of Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Properties or any Property under this Agreement and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed the Liquidated Damages Amount and shall be reduced by any Deposit Reimbursement Amount released to Buyer pursuant to the terms of Section 8.5. The provisions of this Section shall survive each Closing (and not be merged therein) or any earlier termination of this Agreement.

Section 15.14 Time of Essence. Time is of the essence with respect to this Agreement.

Section 15.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE EACH CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 15.16 Facsimile and .PDF Signatures. Signatures to this Agreement transmitted by telecopy or via e-mail by .PDF file shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or e-mailed signature and shall accept the telecopied or e-mailed signature of the other party to this Agreement.

Section 15.17 Radon Gas. Pursuant to Florida Statute 404.056 (Subsection 5), Buyer is hereby notified that radon is a naturally occurring radioactive gas that, when accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

Section 15.18 Energy-Efficiency Information Brochure. With respect to each Property located in Florida, Buyer acknowledges receipt of the energy efficiency information brochure and acknowledges that it has the option for an energy efficiency rating on such Properties.

Section 15.19 Attorneys’ Fees. Should either Buyer or Seller employ attorneys to enforce any of the provisions hereof, the party against whom final judgment is entered agrees to repay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees and expenses and court costs, expended or incurred in connection therewith. Notwithstanding anything contained herein to the contrary, (i) “attorneys’ fees” are not, and shall not be, statutory attorneys’ fees under the Official Code of Georgia (“O.C.G.A.”), (ii) if, under any circumstances either Seller or Buyer is required hereunder to pay any or all of another party’s attorneys’ fees and expenses, the responsible party shall be responsible only for actual legal fees and out of pocket expenses actually incurred by the other party at customary hourly rates for the work done, and (iii) neither Seller nor Buyer shall be liable under any circumstances for additional attorneys’ fees or expenses under O.C.G.A. Section 13-1-11.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER: SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Douglas K. Sinclair
Name:	Douglas K. Sinclair
Title:	S.V.P.

FEIN:	58-0466330

This is a signature page to, and may be attached to a master counterpart of the Purchase and Sale Agreement [Portfolio #2] between SunTrust Bank, as Seller, and Inland Real Estate Acquisitions, Inc., as Purchaser, dated as of October 17, 2007, with respect to certain properties located in the District of Columbia, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia.

First American Title insurance Company, as Escrow Agent, is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

BUYER:

INLAND REAL ESTATE ACQUSITIONS, INC.,
an Illinois corporation

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
Title:	President

FEIN:	36-3614035

This is a signature page to, and may be attached to a master counterpart of the Purchase and Sale Agreement [Portfolio #2] between SunTrust Bank, as Seller, and Inland Real Estate Acquisitions, Inc., as Purchaser, dated as of October 17, 2007, with respect to certain properties located in the District of Columbia, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia.

First American Title Insurance Company, as Escrow Agent, is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 13 and Section 15.2.

In witness whereof, the undersigned has executed this Agreement as of October 17, 2007.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Kimberly Walters
Name:	Kimberly Walters
Title:	The Escrow Officer

This is a signature page to, and may be attached to a master counterpart of the Purchase and Sale Agreement [Portfolio #2] between SunTrust Bank, as Seller, and Inland Real Estate Acquisitions, Inc., as Purchaser, dated as of October 17, 2007, with respect to certain properties located in the District of Columbia, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia.

First American Title Insurance Company, as Escrow Agent, is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.